    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              ACCURIDE CORPORATION
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           61-1109077
         (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                          Identification Number)

                                2315 ADAMS LANE
                           HENDERSON, KENTUCKY 42420
              (Address of principal executive offices) (zip code)

                            ------------------------

                      1998 STOCK PURCHASE AND OPTION PLAN
             FOR EMPLOYEES OF ACCURIDE CORPORATION AND SUBSIDIARIES
                            (Full title of the plan)

                            ------------------------

                               WILLIAM P. GREUBEL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                2315 ADAMS LANE
                           HENDERSON, KENTUCKY 42420
                                 (502) 826-5000
                      (Name, address and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

                               Randall C. Bassett
                                Latham & Watkins
                       633 West Fifth Street, Suite 4000
                         Los Angeles, California 90071
                                 (213) 485-1234

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
               TITLE OF SECURITIES                     AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
                TO BE REGISTERED                     BE REGISTERED        PER SHARE(1)     OFFERING PRICE(1)         FEE(1)
Common Stock, $0.01 par value....................        1,899               $5,000            $9,495,000          $2,639.61

(1) Pursuant to Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the price at which common stock under the 1998 Stock Purchase and Option Plan for Employees of Accuride Corporation and Subsidiaries (the "Plan") will be sold, and the price at which the options under the Plan may be exercised.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

    The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents, previously filed by Accuride Corporation (the "Company" or the "Registrant") with the Commission, are hereby incorporated by reference in this Registration Statement:

        (a) Prospectus, dated July 23, 1998, filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Act"), relating to the Offer to Exchange up to $200,000,000 of its 9 1/4% Series B Senior Subordinated Notes due 2008, which have been registered under the Securities Act for any and all of its outstanding 9 1/4% Series A Senior Subordinated Notes due 2008;

        (b) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; and

        (c) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

    In addition to the foregoing documents, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

    COMMON STOCK

    The entire authorized capital stock of the Company consists of (i) 45,000 shares of common stock with a par value of $0.01 per share (the "Common Stock") and (ii) 5,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock").

    The holders of the Common Stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of Common Stock can, if they choose to do so, elect all of the directors. In such event, absent contractual provisions to the contrary, the holders of the remaining shares will not be able to elect any directors.

    All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors may declare from sources legally available therefor. All outstanding shares of Common Stock are, and the Common Stock offered hereby will be, fully paid and nonassessable. No shares of Common Stock are subject to redemption or a sinking fund. The Company's ability to pay cash dividends on the Common Stock is limited by its dependence upon the receipt of cash from its subsidiaries and by the financial covenants and other restrictions which prohibit or restrict the payment of dividends by the Company to its stockholders contained in the Company's debt instruments, including, without limitation, the credit agreement to which the Company is a party with respect to its senior credit facility and the trust indenture pursuant to which the $200,000,000 9 1/4% Senior Subordinated Notes due 2008 were issued by the Company.

    Each of the holders of Common Stock issued pursuant to the Plan (the "Plan Purchase Stock") and each holder of options granted pursuant to the Plan (the "Plan Options"), as a condition of purchasing the Plan Purchase Stock and exercising the Plan Options, must execute and deliver to the Company, a stockholder's agreement (each a "Stockholder's Agreement") by and among the holder ("Purchaser"), the Company and Hubcap Acquisition L.L.C., a Delaware limited liability company ("Hubcap"), the record and beneficial holder of the majority of Common Stock of the Company. The Stockholder's Agreement (i) places restrictions on each such employee's ability to transfer shares of Plan Purchase Stock and Common Stock acquired upon exercise of the Plan Options, including a right of first refusal in favor of the Company, (ii) provides each such employee the right to participate pro rata in certain sales of Common Stock by Hubcap or its affiliates and (iii) provides Hubcap and its affiliates the right to require each such employee to participate pro rata in certain sales of Common Stock by Hubcap or its affiliates. The Stockholder's Agreement also grants (subsequent to an initial public offering of the Common Stock) piggyback registration rights to each such employee pursuant to the Hubcap Registration Rights Agreement (as defined below). In addition, the Stockholder's Agreement gives the Company the right to purchase shares and options held by each such employee upon termination of employment for any reason and will permit each such employee to sell stock and options in the event of death, disability or retirement after turning 65 years of age.

    RSTW Partners, III, L.P. ("RSTW"), the Company and Hubcap are parties to a Stockholders' Agreement, dated January 21, 1998, as amended by the Assignment and Amendment of Stockholders' Agreement, dated September 30, 1998 (the "RSTW Stockholders' Agreement"), that places restrictions on RSTW's ability to transfer its shares of Common Stock, including a right of first refusal in favor of the Company and Hubcap. RSTW has the right to participate pro rata in certain sales of Common Stock by Hubcap or its affiliates (the "Tag Along") and Hubcap or its affiliates have the right to require RSTW to participate pro rata in certain sales by Hubcap or its affiliates (the "Drag Along"). The RSTW Stockholders' Agreement also grants certain demand (subsequent to an initial public offering of the Common Stock) and piggyback registration rights to RSTW.

    Hubcap and the Company are also parties to a registration rights agreement, dated January 21, 1998 (the "Hubcap Registration Rights Agreement") granting Hubcap certain demand and piggyback registration rights. Such registration rights will generally be available to Hubcap until registration under the Act is no longer required to enable it to resell the Common Stock owned by it. The Hubcap Registration Rights Agreement provides, among other things, that the Company will pay all expenses in connection with the first six demand registrations requested by Hubcap and in connection with any registration commenced by the Company as primary offering in which Hubcap participates through piggyback registration rights granted under such agreement. Hubcap's exercise of its registration rights under the Hubcap Registration Rights Agreement will be subject to the Tag Along and the Drag Along rights of RSTW provided for in the RSTW Stockholders' Agreement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

    Paragraph 7 of the Restated Certificate of Incorporation of the Company provides for the elimination of liability of directors to the extent permitted by Section 102(b)(7) of the DGCL. Article V, Section 1 of the By-Laws of the Company provides for indemnification of the officers and directors of the Company to the extent permitted by applicable law.

    The Company has in effect insurance policies in the amount of $25 million covering all of its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    Not Applicable.

ITEM 8. EXHIBITS.

    See "Index to Exhibits."

ITEM 9. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Kentucky, on this 2nd day of December 1998.

                                ACCURIDE CORPORATION

                                By:            /s/ WILLIAM P. GREUBEL
                                     -----------------------------------------
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Greubel and John R. Murphy and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a registration statement on form S-4 and any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                President, Chief Executive
    /s/ WILLIAM P. GREUBEL        Officer and Director
------------------------------    (Principal Executive        December 2, 1998
      William P. Greubel          Officer)

                                Chief Financial Officer,
      /s/ JOHN R. MURPHY          Secretary and Treasurer
------------------------------    (Principal Financial and    December 2, 1998
        John R. Murphy            Accounting Officer)

                                Director
------------------------------                                December 2, 1998
       Henry R. Kravis

    /s/ GEORGE R. ROBERTS       Director
------------------------------                                December 2, 1998
      George R. Roberts

   /s/ JAMES H. GREENE, JR.     Director
------------------------------                                December 2, 1998
     James H. Greene, Jr.

      /s/ TODD A. FISHER        Director
------------------------------                                December 2, 1998
        Todd A. Fisher

                               INDEX TO EXHIBITS

  EXHIBIT                                                   DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
        4.1  Certificate of Incorporation of Accuride Corporation (incorporated by reference to Exhibit 3.1 to the
             Company's Registration Statement on Form S-4 (File No. 333-50239)).

        4.2  By-laws of Accuride Corporation (incorporated by reference to Exhibit 3.2 to the Company's Registration
             Statement on Form S-4 (File No. 333-50239)).

        4.3  1998 Stock Purchase and Option Plan for Employees of Accuride Corporation and Subsidiaries (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-4 (File No. 333-50239)).

        4.4  Form of Stockholder's Agreement, by and among Hubcap Acquisition, L.L.C. and Accuride Corporation, and
             certain employees of the Company.

        4.5  Form of Non-Qualified Stock Option Agreement by and between Accuride Corporation and certain employees of the Company (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form
             S-4 (File No. 333-50239)).

        4.6  Stockholders' Agreement by and among the Accuride Corporation, Phelps Dodge Corporation and Hubcap
             Acquisition L.L.C., dated January 21, 1998 (incorporated by reference to Exhibit 10.1 to the Company's
             Registration Statement on Form S-4 (File No. 333-50239)).

        4.7  Assignment and Amendment of Stockholders' Agreement, dated as of September 30, 1998, among Phelps Dodge
             Corporation, Accuride Corporation, Hubcap Acquisition, L.L.C. and RSTW Partners, III, L.P.

        4.8  Registration Rights Agreement by and between Accuride Corporation and Hubcap Acquisition L.L.C., dated
             January 21, 1998 (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on
             Form S-4 (File No. 333-50239)).

        5.1  Opinion of Latham & Watkins.

       23.1  Consent of Latham & Watkins (included as part of their opinion listed as Exhibit 5.1).

       23.2  Consent of Deloitte & Touche LLP, Independent Auditors.

       24.1  Power of Attorney of Registrants (included on a signature page to this Registration Statement).